Exhibit 2.2

AMENDMENT TO MERGER AGREEMENT

This Amendment (this “Amendment”), dated as of October 11, 2024, amends the Merger Agreement (the “Original Agreement”), dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., Mutual Capital Merger Sub Inc. and ICC Holdings, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Original Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Section 3.2(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this Agreement at the Special Meeting (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.”

2.         Section 8.1(b)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) the Merger has not been consummated on or before December 31, 2024 (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;”

3.         Except to the extent set forth above, all of the terms and provisions of the Original Agreement shall remain in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

ICC HOLDINGS, INC.

By:	/s/ Arron K. Sutherland
Name: Arron K. Sutherland Title: President and Chief Executive Officer

MUTUAL CAPITAL HOLDINGS, INC.

By:	/s/ Reiner R. Mauer
Name: Reiner R. Mauer Title: President and Chief Executive Officer

MUTUAL CAPITAL MERGER SUB, INC.

By:	/s/ Reiner R. Mauer
Name: Reiner R. Mauer Title: President and Chief Executive Officer

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